EXHIBIT 23.1

BKD LLP CPAs & Advisors	225 N. Water Street, Suite 400 P.O. Box 1580 Decatur, IL 62525-1580 217.429.2411 Fax 217.429.6109 www.bkd.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of our report, dated March 6, 2012, on our audits of the consolidated financial statements of First Mid-Illinois Bancshares, Inc. as of December 31, 2011 and 2010, and for each of the years in the three year period ended December 31, 2011, which report is included in the Form 10-K of the First Mid-Illinois Bancshares, Inc. for the year ended December 31, 2011.

BKD, LLP

Decatur, Illinois

February 27, 2013